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Clayton McGratty, Intermarket Communications, 212-754-5425

       KEEFE, BUEYETTE & WOODS APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

    James K. Schmidt to serve as Chairman of KBW's Corporate Governance and Nominations Committee and member of the Audit Committee and the Compensation
                                   Committee

New York - June 6, 2007 - KBW, Inc. (NYSE: KBW) a full service investment bank and broker/dealer that specializes in the financial services sector, today announced that James K. Schmidt has joined its Board of Directors. Mr. Schmidt, age 56, will also serve as Chairman of KBW's Corporate Governance and Nominations Committee and a member of the Audit Committee and the Compensation Committee. His initial term as a Director will end in 2010.

From 1998 until April 2007, Mr. Schmidt was an Executive Vice President of MFC Global Investment Management and its predecessor organizations. Mr. Schmidt joined MFC as Vice President and Portfolio Manager in 1985. He was named to the Investment Policy Committee in 1994 and was named Senior Investment Strategist in 2006. He served as the manager of the John Hancock Regional Bank Fund since its inception in 1985. Since 1991, Mr. Schmidt has been a Vice President of the John Hancock Financial Trends Fund.

Prior to joining MFC, Mr. Schmidt was a Portfolio Manager at the Hartford Insurance Group. Mr. Schmidt is a Chartered Financial Analyst and a past President of the BancAnalysts Association of Boston.

Mr. Schmidt received a B.S. from Brown University and an S.M. from the M.I.T. Sloan School of Management.

About KBW

KBW operates in the U.S. and Europe through its broker dealer subsidiaries, Keefe, Bruyette & Woods, Inc. and Keefe, Bruyette & Woods Limited. It also offers asset management services through KBW Asset Management, Inc.

Founded in 1962, the firm is widely recognized as a leading authority in the banking, insurance, brokerage, asset management, mortgage banking and specialty finance sectors. The firm has established industry-leading positions in the areas of research, corporate finance, mergers and acquisitions as well as sales and trading for financial services companies.

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